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                                                                   Exhibit 23.2

                      CONSENT OF INDEPENDENT AUDITORS

The Partners
SDG Macerich Properties, L.P.
and
The Board of Directors
The Macerich Company

     We consent to the incorporation by reference in the registration statements of The Macerich Company on Form S-3 (File No. 333-21157), Form S-3 (File No. 333-38721) and Form S-8 of our report dated February 11, 1999, relating to the balance sheet of SDG Macerich Properties, L.P. as of December 31, 1998 and the related consolidated statements of operations, cash flows, and partners' equity for the year then ended, and the related schedule, which report appears in the December 31, 1998 Annual Report on Form 10-K of The Macerich Company.

KPMG LLP
Indianapolis, Indiana
March 23, 1999









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